UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person*

                    Nathaniel Rothschild
                    c/o Atticus Capital, L.L.C.
                    590 Madison Avenue, 32nd Floor
                    New York, NY 10022

2. Date of Event Requiring Statement (Month/Day/Year)

                  8/23/1999

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol

                  Champps Entertainment, Inc. (Nasdaq: CMPP)

5. Relationship of Reporting Person(s) to Issuer

                  _X_  Director
                  ___  Officer (give title below)
                  ___  10% Owner
                  ___  Other (specify below)
                  _____________


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

                  _X_ Form filed by One Reporting Person
                  ___ Form filed by More than One Reporting Person



        Table I - Non-Derivative Securities Beneficially Owned

1.   Title of Security
     (Instr. 4)

          No securities are beneficially owned.


2.   Amount of Securities Beneficially Owned
     (Instr. 4)

3.   Ownership Form:  Direct (D) or Indirect (I)
     (Instr. 5)

4.   Nature of Indirect Beneficial Ownership
     (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security
     (Instr. 4)

2.   Date Exercisable and Expiration Date (Month/Day/Year)
     (Month/Day/Year)

         Date Exercisable


         Expiration Date


3.   Title and Amount of Securities Underlying Derivative Security
     (Instr. 4)

          Title

          Amount or Number of Shares

4.   Conversion or Exercise Price of Derivative Security


5.   Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
     (Instr. 5)


6.   Nature of Indirect Beneficial Ownership
     (Instr. 5)


Explanation of Responses:




   /s/ Nathaniel Rothschild                              9/23/1999
--------------------------------                      --------------
**Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).